Jenkens & Gilchrist Parker Chapin LLP


                              THE CHRYSLER BUILDING            AUSTIN, TEXAS
                              405 LEXINGTON AVENUE            (512) 499-3800
                             NEW YORK, NEW YORK 10174       CHICAGO, ILLINOIS
                                                              (312) 425-3900
                                (212) 704-6000               DALLAS, TEXAS
                            FACSIMILE (212) 704-6288          (214) 855-4500
                                                             HOUSTON, TEXAS
                                  www.jenkens.com             (713) 951-3300
  Henry I. Rothman                                       LOS ANGELES, CALIFORNIA
   (212) 704-6179                                             (310) 820-8800
hrothman@jenkens.com                                       SAN ANTONIO, TEXAS
                                                              (210) 246-5000
                                                           WASHINGTON, D.C.
                                                              (202) 326-1500


                                 August 30, 2004


Via EDGAR
---------
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0405
Attention: Alan Morris


            Re:  Ophthalmic Imaging Systems
                 Post-Effective Amendment to Form SB-2 filed on August 25, 2004 File No. 333-110334

Dear Mr. Morris:

         On behalf of Ophthalmic Imaging Systems (the "Company"), we hereby request that the Company's Post-Effective Amendment No. 1 to Form SB-2 be withdrawn effective today, August 30, 2004.

         Should you have any questions or require additional information regarding the foregoing, please contact the undersigned at Tel: 212-704-6179 or David Levine at Tel: 212-704-6056.

                                           Sincerely,


                                           /s/  Henry I. Rothman

                                           Henry I. Rothman